Exhibit 99.1
October 17, 2008 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for the 2008 Third Quarter, Repurchase of Outstanding Senior Subordinated Notes and Schedules 2008 Third Quarter Conference Call
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for the 2008 Third Quarter.
The Company delivered 64 homes in the three months ended September 30, 2008, down 16 or 20.0% from the 80 homes delivered in the same period in 2007. Homebuilding revenue (before Custom Home Services Fees and revenue from land sales) was $31.7 million in 2008, down $10.5 million or 24.9% from $42.2 million in the same period in 2007.
The Company delivered 148 homes in the nine months ended September 30, 2008, down 47 or 24.1% from the 195 homes delivered in the same period in 2007. Homebuilding revenue (before Custom Home Services Fees and revenue from land sales) was $79.7 million in 2008, down $32.1 million or 28.7% from $111.8 million in the same period in 2007.
The Company had Custom Home Services Fees of $2.4 million and $4.2 million for the three and nine month periods ended September 30, 2008, respectively. There were no similar fees as of September 30, 2007. The Company had $3.0 million revenue from land sales in the first quarter of 2008.
The Company had 61 net new orders in the three months ended September 30, 2008, up 34 or 125.9% from 27 in the same period in 2007. Cancellations in the three months ended September 30, 2008 were 5%, down from 25% in the same period in 2007. The aggregate value of net new orders was $31.9 million for the three months ended September 30, 2008, up $17.0 million or 114.1%, compared to $14.9 million in the same period in 2007.
The Company had 217 net new orders in the nine months ended September 30, 2008, up 22 or 11.3% from 195 in the same period in 2007. Cancellation in the nine month ended September 30, 2008 were 5% down from the 7% in the same period in 2007. The aggregate value of net new orders was $109.7 million for the nine months ended September 30, 2008, down $0.5 million or 0.4% from $110.2 million in the same period in 2007.
At September 30, 2008, our backlog was 108 homes with an aggregate value of $54.4 million. At September 30, 2007, our backlog was 85 homes with an aggregate value of $51.2 million.
Market conditions for new homes remained challenged during the third quarter of 2008 due to a variety of factors, including weak consumer confidence, high used home inventory levels, increasing foreclosures, high gas prices, banking weakness, and more. As a result of the factors mentioned above, we expect to recognize significant asset impairments which will result in a loss for the quarter and for the nine months ended September 30, 2008.

A loss in the third quarter would cause us to miss the $35 million Tangible Net Worth requirement of our Senior Subordinated Notes. In the event that we miss the Tangible Net Worth requirement in both the third and fourth quarter of 2008, the Company would be required to obtain sufficient additional cash equity investment or to offer to repurchase 10% of the then outstanding Senior Subordinated notes at par (a “Repurchase Offer”). The Company is not required to make a Repurchase Offer to the extent that it has previously reacquired Senior Subordinated Notes with a principal amount in excess of the amount of notes required to be subject to the Repurchase Offer. To date, the Company has repurchased Senior Subordinated Notes in the aggregate amount of $29.3 million (face amount) and has used $12.9 million (face value) of the repurchased Senior Subordinated Notes to satisfy the Tangible Net Worth requirement at the end of the 2008 second quarter. Therefore, there would be sufficient repurchased Senior Subordinated Notes to meet any obligation that would arise if we were to miss the third and fourth quarter of 2008 Tangible Net Worth requirement and no further action would be required of the Company.
During the three months ended September 30, 2008, the Company repurchased $4.0 million (face value) of Senior Subordinated Notes for $1.5 million. The transactions resulted in a gain on extinguishment of debt of $2.4 million after the write off of related deferred financing fees.
Subsequent to September 30, 2008, the Company and one of its subsidiaries repurchased an additional $4.7 million (face value) of Senior Subordinated Notes for $1.6 million in cash. The transactions resulted in a gain on extinguishment of debt of $2.9 million after the write off of related deferred financing fees.
In addition to amounts repurchased by the Company and one of its subsidiaries, Neighborhood Holdings, LLC. (the Company’s parent) and other related parties purchased $14.1 million (face value) of Senior Subordinated Notes for $4.5 million subsequent to September 30, 2008.
Stanley-Martin will conduct a 2008 Third Quarter earnings call on Thursday, November 13, 2008 at 1:00 P.M. Eastern Standard Time to discuss financial results for the three and nine months ended September 30, 2008. Stanley-Martin plans to release its Third Quarter 2008 financial results on Wednesday, November 12, 2008.
Conference Call access information is as follows:
Domestic Toll Free Number: (877) 856-1965
International Toll Number: (719) 325-4746
Conference ID: 4919889
A replay of the conference call will be available until November 20, 2008 at 4:00 P.M. Eastern Time. The replay access information is as follows:
Domestic Toll Free Number: (888) 203-1112
International Toll Number: (719) 457-0820
Conference ID: 4919889

Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers.
As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see Annual Report on our Form 10-K filed with the Securities and Exchange Commission on March 28, 2008.